Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated May 1, 2024, and each included in this Post-Effective Amendment No. 193 to the Registration Statement (Form N-1A, File No. 033-05724) of Deutsche DWS Global/International Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 22, 2024, with respect to the financial statements and financial highlights of DWS RREEF Global Infrastructure Fund (one of the funds constituting Deutsche DWS Global/International Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 24, 2024